Exhibit 99.1

Torchlight and Metamaterial to Participate in the 33rd Annual ROTH Conference

PLANO, Texas and HALIFAX, NS, March 10, 2021 / ACCESSWIRE / Torchlight Energy Resources, Inc. (NASDAQ: TRCH), an oil and gas exploration company (“Torchlight”) and Metamaterial Inc. (“META”) (CSE: MMAT), a developer of high-performance functional materials and nanocomposite products, today announced that they have been invited to participate in the 33rd Annual ROTH Conference being held online March 15-17, 2021 (the “ROTH Conference”) by ROTH Capital Partners (“ROTH”). Guest attendance to the ROTH Conference is by invitation only.

The Chief Executive Officers of both Torchlight and META will give a presentation regarding the recent developments of the companies, and will hold one-on-one meetings, at the ROTH Conference. For additional information about the ROTH Conference, or to schedule a one-on-one meeting with the Chief Executive Officers of Torchlight and META, please contact your ROTH representative at 1-800-678-9147 or e-mail: oneononerequests@roth.com.

About the 33rd Annual ROTH Conference

The ROTH Conference will be held virtually on March 15-17, 2021 and will feature presentations from hundreds of private and public companies to thousands of attendees. This gathering of institutional investors, private equity investors, VCs and executives, and service providers has become a must-attend event for anyone working in the small and mid-cap space. For more information about ROTH and the 33rd Annual ROTH Conference, please visit www.roth.com.

About Metamaterial Inc.

META delivers previously unachievable performance, across a range of applications, by inventing, designing, developing, and manufacturing sustainable, highly functional materials. Our extensive technology platform enables leading global brands to deliver breakthrough products to their customers in consumer electronics, 5G communications, health and wellness, aerospace, automotive, and clean energy. Our achievements have been widely recognized, including being named a Global Cleantech 100 company. Learn more at www.metamaterial.com.

The Canadian Securities Exchange has neither approved nor disapproved the contents of this news release.

About Torchlight Energy Resources, Inc.

Torchlight Energy Resources, Inc. (TRCH), based in Plano, Texas, is a high growth oil and gas Exploration and Production (E&P) company with a primary objective of acquisition and development of domestic oil fields. Torchlight has assets focused in West and Central Texas where their targets are established plays such as the Permian Basin. For additional information on Torchlight, please visit www.torchlightenergy.com.

Contacts

Torchlight:

Derek Gradwell

Phone: 512-270-6990

dgradwell@integcom.us

ir@torchlightenergy.com

META:

Mark Komonoski

Phone: 877-255-8483

mark@metamaterial.com